Adopted by the Cinergy Corp.
Board of Directors on October 22, 1996


NOVEMBER 1, 1996
AMENDMENT TO THE CINERGY CORP.
PERFORMANCE SHARES PLAN
(Effective November 1, 1996)


The Cinergy Corp. Performance Shares Plan, as adopted on
October 18, 1994, is hereby amended effective November 1, 1996, pursuant to Article 18 thereof, with respect to the modification of Section 1.27, Articles 9, 12, 15, and 20.

(1) Explanation of Amendments

     Section 1.27, the definition of "Performance Period", is amended to provide that no new Performance Period shall commence subsequent to January 1, 1996, that the fifth Performance Period shall be shortened to three years, and that the sixth Performance Period shall be shortened to one year.

     Article 9, Distribution, is amended to provide that upon Plan termination, Cinergy's Board of Directors may direct that payment of any performance awards under the Plan be made in such manner as it deems appropriate under the circumstances, and that, in this regard, payment with respect to the sixth Performance Period will be paid in one lump sum. This amendment will facilitate distribution of performance awards under existing performance periods that will be truncated in contemplation of the Plan's termination. This Article is also amended to provide that the shares of common stock distributed under the Plan shall be valued for tax purposes as of the date the restrictions, if any, under Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act") lapse. This amendment is in response to the revised Rule 16b-3 regulations issued under the 1934 Act.

     Article 12, Transferability Restrictions, is amended to provide that Performance Awards under the Plan are not transferable except by will or the laws of descent and distribution or unless otherwise provided by the Compensation Committee.
     Currently, Articles 15, Administration, and 20, Executive Officers, provide that the Plan shall be administered by the Compensation Committee of Cinergy's Board of Directors which Committee is composed of "disinterested persons" under Rule 16b-3 under the 1934 Act. The revised Rule 16b-3 regulations have replaced the concept of "disinterested persons" with the concept of "non-employee directors." Thus, the Plan is being amended to substitute "non-employee directors" for "disinterested persons." In addition, to take advantage of the flexibility available under the revised Rule 16b-3 regulations, the Plan is amended to permit CINergy's Board of Directors, or such other entity as the Board may determine, to administer the Plan with respect to awards not intended to be covered under Section 162(m) of the Internal Revenue Code of 1986, as amended, (i.e., performance based grants to executives subject to the one million dollar cap on deductibility).

(2) Section 1.27 as Amended

     Section 1.27, as hereby amended, reads as follows:


"1.27 `Performance Period' means the period of time over which performance with respect to a Corporate Target Goal or an Individual Goal is measured. The Plan is designed so that eventually each Performance Period under an Employer's Long-Term Program shall consist of a four year period and each Performance Period will eventually overlap each preceding Performance Period by two years. However, the initial Performance Period of each Employer's Long-Term Program shall be a three year Performance Period and the second Performance Period shall be a two year Performance Period. Beginning with the third Performance Period, each Performance Period of an Employer's Long-Term Program shall be for a four year period with each new Performance Period beginning on the first day of January and ending four years later on the 31st day of December so that, beginning with the fourth Performance Period, each Performance Period will begin every two years allowing Performance Periods to overlap by two years. Notwithstanding any provision of the Plan to the contrary, (a) no Performance Period shall commence subsequent to January 1, 1996, and (b) the fifth Performance Period shall be a three year Performance Period, and the sixth Performance Period shall be a one year Performance Period. The term `Performance Period' includes any performance period in effect under the `PSI Resources, Inc. Performance Shares Plan,' as amended from time to time, and the `PSI Energy, Inc. Performance Shares Plan,' as amended from time to time, as of the Effective Time of the Mergers."

(3) Article 9 as Amended

Article 9, as hereby amended, reads as follows:

"ARTICLE 9
DISTRIBUTION

After the determination and approval have been made under
Article 7 (Contingent Grant and Performance Award) as to the number of Performance Shares which was in fact vested with respect to a Participant at the end of an Employer's Performance Period, the resulting Performance Award shall be paid in a combination of whole shares of Common Stock and cash. All payments made in Common Stock shall be made by the Employer either in shares of Common Stock purchased on the open market or in shares of Common Stock newly issued for the purpose of meeting the requirements of the Employer's obligations under the Plan as determined by the Employer's Board of Directors and with the approval of CINergy's Committee.

Except as otherwise provided below, no Participant shall be entitled to receive payment of the Performance Award in one lump sum. Instead, the Performance Award shall be payable in two equal installments with the first installment being paid to the Participant on the first February 1 (or as soon thereafter as administratively feasible) following the end of the Performance Period for which the Performance Award was made and the second installment of the Performance Award being paid on the second February 1 (or as soon thereafter as administratively feasible) following the end of the Performance Period for which the Performance Award was made.
However, in the event the Plan is modified or terminated, CINergy's Board of Directors may direct that distribution of any Performance Awards under the Plan be made in such manner and at such time or times as it deems appropriate under the circumstances. In that regard, the Performance Award payable to Participants at the end of the sixth Performance Period shall be payable in one lump sum payment at such time in 1999 as the Committee may determine.

The portion of each installment of the Performance Award allocated to Common Stock shall be made in whole shares.
However, cash shall always be distributed in lieu of any fractional interest in shares distributable under the Plan. The portion of the Performance Award allocated to cash shall approximate the amount needed to pay federal, state, and local income taxes on each installment of the Performance Award. The portion of the second installment of the Performance Award which is payable in cash shall be augmented by the amount of dividends, if any, which would have been payable on the portion of the second installment of the Performance Award which is payable in Common Stock if the Common Stock had, in fact, been distributed to the Participant on the first February 1 following the end of the Performance Period for which the Performance Award was made.

If the distribution of shares of Common Stock to a Participant under the Plan constitutes a transfer of property pursuant to Code Subsection 83(b), then each Participant will be notified of his right to elect to have the shares of Common Stock valued for tax purposes as of the date of distribution. If the election provided under Code Subsection 83(b) is not made by a Participant, the shares of Common Stock shall be valued for tax purposes as of the date the restrictions, if any, under Rule 16b-3 under the 1934 Act lapse. If the fair market value of the shares of Common Stock on that date is materially different from the value of shares of Common Stock on the distribution date, an adjustment to the federal, state, and local income taxes previously withheld on the distribution date shall be made by the Employer."








(4) Article 12 as Amended

Article 12, as hereby amended, reads as follows:

"ARTICLE 12
TRANSFERABILITY RESTRICTIONS

          Except with the prior approval of and upon conditions established by the Committee, no Performance Award under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution."

(5) Article 15 as Amended

     Article 15, as hereby amended, reads as follows:

"ARTICLE 15
ADMINISTRATION

(a) Unless otherwise determined by CINergy's Board of Directors, the Plan shall be administered by CINergy's Committee which shall consist of two or more members of CINergy's Board of Directors who are non-employee directors under Rule 16b-3 promulgated under the 1934 Act and successor rules and, with respect to Covered Employees, outside directors under Code Subsection 162(m). CINergy's Committee is authorized to establish all rules and regulations and to appoint any agents as it deems appropriate for the Plan's proper administration and to make any determinations under and to take any steps in connection with the Plan for the benefits provided under the Plan as it deems necessary or advisable.

(b) Unless otherwise determined by CINergy's Board of Directors, CINergy's Committee shall have exclusive discretionary authority and right to approve eligibility for participation in the Plan and to interpret, construe, and regulate the Plan. The decision of CINergy's Committee with respect to any questions arising as to the Executive Employees selected to participate in the Plan, the amount, form and time of payment of benefits under the Plan or any other matters concerning the Plan, including its interpretation, construction, or regulation shall be final, conclusive, and binding on each Employer, each Employer's Board of Directors, Participants, and Beneficiaries."

(6) Article 20 as Amended

     Article 20, as hereby amended, reads as follows:

"ARTICLE 20
EXECUTIVE OFFICERS

     Notwithstanding any provision of the Plan to the contrary, this Article will govern the terms of the Performance Awards granted to Executive Officers. This Article is designed to comply with Code Subsection 162(m) to the extent applicable. All provisions in this Article, and any other applicable provision of the Plan shall be construed in a manner to so comply.

(a) With respect to Executive Officers, the Plan shall be administered by a committee (the "Performance Shares Plan Committee") consisting of two or more persons each of whom is an "outside director" for purposes of Code Subsection 162(m) and a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act. The Performance Shares Plan Committee and CINergy's Committee may be the same committee provided that the membership of CINergy's Committee satisfies the conditions set forth in the preceding sentence.

(b)    With respect to Participants who are Executive
Officers as of the beginning of a Performance Period, the Performance Shares Plan Committee shall establish the Corporate Target Goals for each Performance Period within the time necessary to satisfy the requirements of Code Subsection 162(m). Corporate Target Goals shall be based on objective performance criteria pertaining to an Employer's performance, efficiency, or profitability including, but without limitation, stock price, market share, sales, earnings per share, costs, net operating income, cash flow, fuel cost per million BTU, cost per kilowatt-hour, retained earnings, or return on equity. Individual Goals shall be based on objective or, with respect to separate awards under the Plan, subjective performance criteria pertaining to an Executive Officer's individual effort as to enhancement of either individual performance or achievement or attainment of Corporate Target Goals or other Individual Goals. Further, in the case of Participants who are Covered Employees as of the end of the Performance Period, unless otherwise determined by the Performance Shares Plan Committee, or unless otherwise designated as separate awards based on subjective performance criteria, such payments shall be made only after achievement of the applicable performance goals has been certified by the Performance Shares Plan Committee. In no event shall payment during any calendar year with respect to Performance Awards based on Corporate Target Goals and objective Individual Goals granted with respect to a Performance Period be made to a Participant who is a Covered Employee as of a Performance Period in amounts that exceed 150 percent of the Participant's Annual Base Salary."

This Amendment is executed and approved by the duly authorized officers of Cinergy Corp., effective as of November 1, 1996.

                                        CINERGY CORP.



                              By:  _________James E. Rogers______
                                             Vice Chairman,
President, and
                                           Chief Executive
Officer

                              Dated:  October 25, 1996


APPROVED:



By:  ______Jerome A. Vennemann____
           Associate General Counsel and
            Assistant Corporate Secretary

Dated:  October 25, 1996